UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 0R 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 27, 2006

Commission File Number: 0-21806

PLM Equipment Growth Fund VI Liquidating Trust
(Exact name of registrant as specified in its charter)

California                                 94-3135515
(State of jurisdiction                     (I.R.S. Employer
     of Incorporation)                               Identification No.)

405 Lexington Avenue, 67th Floor
New York, NY                 10174
(Address of Principal Executive Offices)    (Zip Code)

Registrant’s telephone number, including area code: (212) 682-3344

Item 1.01.  Entry into a Material Definitive Agreement

On September 27, 2006, PLM Equipment Growth Fund VI Liquidating Trust (the “Liquidating Trust”) entered into a container purchase agreement by and among the Liquidating Trust, PLM Equipment Growth & Income Fund VII Liquidating Trust, Professional Lease Management Income Fund I, L.L.C. (collectively, “the Sellers”), PLM Financial Services, Inc. and CAB Container Partners, (“CAB”). Pursuant to the purchase agreement, CAB will purchase all the marine containers and related equipment leases for the marine containers owned by the Sellers and leased to affiliated entities of the Cronos Group, including 5,316 marine containers owned by the Liquidating Trust.

The aggregate purchase price CAB will pay for all the marine containers will be $22.3 million, adjusted to reflect the actual number of marine containers delivered to CAB at closing. The aggregate purchase price received by the Liquidating Trust, estimated to be $7.3 million will be based on the number, type and age of the marine containers it owned.

The closing of the transaction contemplated by the container purchase agreement is expected to occur within thirty (30) days; provided, however, the closing is subject to numerous conditions, and there can be no assurance that closing will occur in that time frame, if at all.

Other than in respect of the container purchase agreement, there are no material relationships between CAB, the Sellers or any of their affiliates, or any director or officer of the Trustee of the Liquidating Trust, or any associate of such director or officer except that Stephen M. Bess, a principal of a minority partner of CAB, was a director of PLM Financial Services, Inc. from July 1997 to September 2002 and was employed in various capacities, including Chief Executive Officer, by PLM Financial Services, Inc. or its affiliates from October 1983 to September 2002.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLM Equipment Growth Fund VI Liquidating Trust

By: PLM Financial Services, Inc.,
        its Trustee

By: s/s Richard K Brock
Richard K Brock
Chief Financial Officer

Date: September 28, 2006